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DAUGHERTY RESOURCES, INC.                                             EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE
(United States Dollars)
Unaudited



         The table below presents information necessary for the computation of earnings or loss per share of common stock, on both a primary and fully diluted basis, for the six months ended June 30, 2000 and 1999, and the years ended December 31, 1999, 1998, and 1997. The computations below reflect the 1 for 5 Reverse Stock Split effective June 30, 1998.


                                                      Six months
                                                    Ended June 30,                Years Ended December 31,
                                               -----------------------     -----------------------------------------

                                                  2000          1999           1999          1998           1997
                                               ----------    ----------    -----------    -----------    -----------
Net loss applicable to share of
Common Stock and Common
Stock Equivalents                              $  528,491    $  177,509    $(7,220,920)   $(1,568,348)   $(1,708,418)

Average number of shares of
Common Stock Outstanding                        2,545,540     2,272,182      2,261,754      2,035,188      1,831,926

Common Stock equivalents*                       5,984,697     5,933,586            -0-            -0-            -0-
                                               ----------    ----------    -----------    -----------    -----------
Total shares of Common Stock and
Common Stock equivalents                        8,525,325     8,205,768      2,261,754      2,035,188      1,831,926
                                               ==========    ==========    ===========    ===========    ===========
Primary loss per share of
Common Stock                                   $     0.21    $     0.08    $     (3.19)   $     (0.77)   $     (0.93)
                                               ==========    ==========    ===========    ===========    ===========
Fully diluted loss per share of
Common Stock*                                  $     0.06    $     0.02    $     (3.19)   $     (0.77)   $     (0.93)
                                               ==========    ==========    ===========    ===========    ===========

*Common Stock equivalents are considered anti-dilutive in periods when the Company experiences losses.



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